EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704 731 1500
Email:	don.washington@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Second Quarter 2003 Results

•	Second quarter sales and income increased over 2002 as stronger euro boosts European results

•	Cash flows from operating activities improve

•	Full year outlook remains positive as focus on operating improvements continues

CHARLOTTE, N.C., August 4, 2003 — EnPro Industries, Inc. (NYSE: NPO) today reported net income from continuing operations of $11.4 million, or $0.56 a share for the second quarter of 2003. For the same period in 2002, the company reported a net loss from continuing operations of $12.1 million, or $0.60 a share. Earnings per share are expressed on a diluted basis throughout this release.

The company’s sales were $198.3 million in the second quarter of 2003, a 4% increase over the second quarter of 2002, when they were $191.2 million. Operating income improved by 26% from a year ago, to $17.9 million from $14.2 million.

The results of the second quarters of 2003 and 2002 were affected by a number of items that management does not believe reflect the company’s operating performance. These items include: changes in the fair value of call options on Goodrich Corporation common stock, which the company owns in connection with the TIDES convertible preferred securities; results from discontinued operations; and income and expense associated with previously owned businesses. Excluding these items, non-GAAP as adjusted net income in the second quarter of 2003 was $9.9 million, or $0.48 a share, compared to $8.0 million, or $0.40 a share, in the second quarter of 2002. A full reconciliation of these non-GAAP results to our GAAP results is available in the attached supplemental financial measures.

Income in 2003 benefited from a $3.7 million, or 17%, improvement in segment profits which increased segment margins to 12.8% from 11.3%. The improvement in segment profits reflects the benefits of a stronger euro, lower restructuring charges and favorable developments that resulted in the reduction of various reserves. The improvement also reflects the effect of a warranty claim which reduced segment profits in the second quarter of 2002. Pricing pressures, lower volume and a less profitable product mix partially offset these improvements.

“The steps we took in 2002 to improve operating performance benefited second quarter 2003 results, but difficult markets and reduced levels of demand for certain products continue to slow our growth,” said Ernie Schaub, President and Chief Executive Officer. “Although we believe the businesses we operate are fundamentally strong, the decline in the profitability of our Engineered Products segment illustrates the challenges we face in today’s marketplace. The U.S. manufacturing sector is increasingly faced with lower cost global competition, and U.S. market activity remains low. Similar circumstances exist in Europe. We are addressing these issues through our TCV program, which will improve productivity and reduce costs in our operations, and we are moving to develop manufacturing facilities in low-cost areas. We believe these actions will allow us to build long-term value as we meet our goals for increased profitability in the short term.

“Turning to asbestos, Garlock and Anchor continue to effectively manage settlements and insurance collections, and are on target to keep 2003 settlement commitments below the level of insurance recoveries anticipated this year,” Schaub continued. “We continue to see large numbers of new claims, but filings are down from the peak in the second half of 2002 and the current levels were not unexpected, given the numbers of claims filed in anticipation of reform legislation in Mississippi, Texas and West Virginia, and uncertainty about the prospects for and terms of proposed federal legislation.”

For the first half of 2003, sales improved to $382.3 million, a 7% increase over 2002, when sales were $358.5 million. About three quarters of the increase in first half sales was attributable to a stronger euro while the remainder is the result of gains in market share and expanded sales efforts. Net income from continuing operations for the first half of 2003 was $17.5 million, or $0.86 a share, compared with a net loss from continuing operations of $12.3 million, or $0.61 a share, in 2002. Non-GAAP as adjusted net income in the first half of 2003 was $16.6 million, or $0.81 a share, compared to $11.3 million, or $0.56 a share, in 2002. A full reconciliation of these non-GAAP results to our GAAP results is available in the attached supplemental financial measures.

Sealing Products

Sealing Products segment profit improved by 45% over the second quarter of 2002. Profits increased at Garlock Sealing Technologies because of a stronger euro and a warranty reserve which reduced results in 2002. Profits also increased at Stemco, which continued to benefit from a strong heavy-duty truck market, and at Plastomer Technologies, which recorded restructuring charges in 2002. Higher segment profits also reflect the benefits of cost reduction programs initiated at Garlock and Plastomer during 2002. A stronger euro and an improved heavy-duty truck market led to a 3% increase in sales at the Sealing Products segment, compared to a year ago.

Quarter Ended
($ Millions)	6/30/03	6/30/02

Segment Sales	$86.2	$83.6
Segment Profit	$14.8	$10.2
Segment Margin	17.1%	12.2%

Engineered Products

In Engineered Products, segment profit declined by 8% as profits were lower at all operations except Fairbanks Morse Engine. Despite the benefit of a stronger euro, earnings declined at Glacier Garlock Bearings, reflecting pricing pressure and a less profitable product mix. Weak markets continue to affect other operations in the segment, particularly Quincy Compressor, where demand in the United States has been reduced by historically low capacity utilization. A favorable legal settlement and successful cost reduction programs helped contribute to improved profits at Fairbanks Morse Engine. Higher segment sales were due to a stronger euro, which benefited the European operations of Glacier Garlock Bearings and France Compressor Products.

Quarter Ended
($ Millions)	6/30/03	6/30/02

Segment Sales	$112.5	$108.1
Segment Profit	$10.5	$11.4
Segment Margin	9.4%	10.6%

Cash Flows

The company’s cash flows improved in the second quarter as operating activities provided $1.5 million of cash for the first six months of the year after working capital requirements of $14.6 million, payments of $17.7 million for asbestos-related claims, net of insurance proceeds, and a contribution of $4.0 million to the company’s pension plans. Working capital levels are expected to decline through the remainder of 2003, which should further improve cash flows from operating activities.

Cash balances improved to $81.6 million at the end of the second quarter, a $4.6 million increase since March 31. Capital expenditures continued at a modest level in the second quarter, although for the full year, they are expected to exceed the $18.7 million spent in 2002. For the full year, the company continues to expect cash flows from operating activities, less capital spending, to be more than sufficient to satisfy its obligations for asbestos-related payments, net of insurance proceeds.

Outlook

Although the company sees no signs of significant overall improvement in its markets for the remainder of 2003, it continues to expect sales and income for the full year of 2003 to exceed 2002 results, as it takes advantage of improvements in market shares, new products and expanded sales efforts. Because the second quarter typically benefits from higher seasonal activity, third quarter and fourth quarter results are likely to be lower than second quarter results.

Conference Call Information

EnPro will hold a conference call today, August 4, at 1:30 p.m. Eastern Time to discuss this release. To participate in the call, dial (800) 289-0468 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 289-0468 and enter the access code 686444. The replay will be available on the Company’s website and by telephone through August 15, 2003.

Cautions: Forward Looking Statements and Non-GAAP Financial Measures

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended March 31, 2003, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

This press release presents non-GAAP as adjusted net income for the quarters and six months ended June 30, 2003 and 2002. Non-GAAP as adjusted net income is not a financial measure under generally accepted accounting principles in the United States. We have included these non-GAAP financial measures because we believe they permit a meaningful comparison of our performance between the periods presented and because they are used by management in evaluating the company’s performance. Because non-GAAP as adjusted net income is not a GAAP financial measure, companies may present similarly titled items determined with differing adjustments. Accordingly, the non-GAAP as adjusted net income presented in this press release should not be used to evaluate our performance by comparison to any similarly titled measures presented by other companies. Included at the end of this press release is a table reconciling each of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation, including the accompanying explanation of estimates and assumptions used by management in making the adjustments.

EnPro Industries, Inc. (NYSE:NPO), with 2002 sales of $710 million and 4,400 employees, is a leader in sealing products, metal polymer bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit our website at www.enproindustries.com.

EnPro Industries, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2003 and 2002
(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Sales	$198.3	$191.2	$382.3	$358.5

Operating costs and expenses:
Cost of sales	137.9	133.4	265.2	250.2
Selling, general and administrative expenses	39.6	40.7	80.7	75.6
Asbestos-related expenses	2.5	1.8	5.4	7.0
Restructuring costs	0.4	1.1	0.5	2.0

Total operating costs and expenses	180.4	177.0	351.8	334.8

Operating income	17.9	14.2	30.5	23.7
Interest expense — net	(2.0)	(3.2)	(3.9)	(9.8)
Mark-to-market adjustment for call options	1.0	(5.1)	(0.2)	(5.1)
Other income (expenses)	0.5	(25.2)	0.5	(25.2)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	17.4	(19.3)	26.9	(16.4)
Income tax (expense) benefit	(6.0)	8.5	(9.4)	7.4
Distributions on convertible preferred securities of trust	—	(1.3)	—	(3.3)

Income (loss) from continuing operations	11.4	(12.1)	17.5	(12.3)
Income from discontinued operations — net of taxes	—	10.8	—	24.2

Income (loss) before cumulative effect of a change in accounting principle	11.4	(1.3)	17.5	11.9
Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(14.6)

Net income (loss)	$11.4	$(1.3)	$17.5	$(2.7)

Basic earnings per share:
Continuing operations	$0.57	$(0.60)	$0.87	$(0.61)

Net income	$0.57	$(0.06)	$0.87	$(0.14)

Diluted earnings per share:
Continuing operations	$0.56	$(0.60)	$0.86	$(0.61)

Net income	$0.56	$(0.06)	$0.86	$(0.14)

EnPro Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

Cash provided by (used in) operating activities of continuing operations:
Income (loss) from continuing operations	$17.5	$(12.3)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Mark-to-market adjustment for call options	0.2	5.1
Non-operating (income) expenses	(0.5)	25.2
Payments for asbestos-related claims, net of insurance proceeds	(17.7)	(42.7)
Depreciation and amortization	15.6	15.3
Deferred income taxes	5.0	4.5
Net increase in working capital	(14.6)	(7.9)
Change in other non-current assets and liabilities	(4.0)	(6.4)

Net cash provided by (used in) operating activities of continuing operations	1.5	(19.2)

Cash provided by (used in) investing activities of continuing operations:
Purchases of property, plant and equipment	(6.6)	(10.3)
Proceeds from sale of assets	1.6	—
Purchase of call options	—	(16.2)
Receipt (payment) in connection with acquisitions	(2.5)	3.7

Net cash used in investing activities of continuing operations	(7.5)	(22.8)

Cash provided by (used in) financing activities of continuing operations:
Net additions to (repayment of) debt	4.5	(0.4)
Proceeds from issuance of common stock	0.2	—
Distributions on convertible preferred securities of trust	—	(3.9)
Net transfers (to) from Goodrich	(0.6)	54.3

Net cash provided by financing activities of continuing operations	4.1	50.0

Net cash provided by discontinued operations	—	13.0

Effect of exchange rate changes on cash and cash equivalents	1.7	1.2

Net increase (decrease) in cash and cash equivalents	(0.2)	22.2
Cash and cash equivalents at beginning of period	81.8	25.9

Cash and cash equivalents at end of period	$81.6	$48.1

EnPro Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

As of June 30, 2003 and December 31, 2002
(Stated in Millions of Dollars)

	June 30,	December 31,
	2003	2002

Current assets
Cash and cash equivalents	$81.6	$81.8
Accounts and notes receivable	110.6	92.8
Asbestos insurance receivable	88.1	90.0
Inventories	60.3	61.9
Other current assets	22.5	22.4

Total current assets	363.1	348.9
Property, plant and equipment	132.6	136.0
Goodwill and other intangible assets	185.4	185.0
Asbestos insurance receivable	184.2	205.9
Other assets	81.6	79.5

Total assets	$946.9	$955.3

Current liabilities
Current maturities of long-term debt	$0.4	$0.4
Accounts payable	43.1	43.0
Asbestos liability	55.9	78.9
Other accrued expenses	60.6	71.9

Total current liabilities	160.0	194.2
Long-term debt	175.0	170.5
Deferred income taxes	27.0	20.4
Retained liabilities of previously owned businesses	42.9	41.3
Environmental liabilities	33.9	35.0
Asbestos liability	41.2	59.9
Other liabilities	52.5	46.5

Total liabilities	532.5	567.8

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	406.4	406.9
Retained earnings (accumulated deficit)	9.8	(7.7)
Accumulated other comprehensive loss	(0.4)	(10.3)
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	414.4	387.5

Total liabilities and shareholders’ equity	$946.9	$955.3

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2003 and 2002
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sealing Products	$86.2	$83.6	$168.3	$160.5
Engineered Products	112.5	108.1	214.8	199.0

	198.7	191.7	383.1	359.5
Less intersegment sales	(0.4)	(0.5)	(0.8)	(1.0)

	$198.3	$191.2	$382.3	$358.5

Segment Profit

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sealing Products	$14.8	$10.2	$25.6	$18.6
Engineered Products	10.5	11.4	21.6	20.4

	$25.3	$21.6	$47.2	$39.0

Reconciliation of Segment Profit to Income (Loss) from Continuing Operations

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Segment profit	$25.3	$21.6	$47.2	$39.0
Corporate expenses	(5.5)	(5.0)	(10.9)	(7.2)
Asbestos-related expenses	(2.5)	(1.8)	(5.4)	(7.0)
Interest expense — net	(2.0)	(3.2)	(3.9)	(9.8)
Mark-to-market adjustment for call options	1.0	(5.1)	(0.2)	(5.1)
Other income (expenses)	1.1	(25.8)	0.1	(26.3)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	17.4	(19.3)	26.9	(16.4)
Income tax (expense) benefit	(6.0)	8.5	(9.4)	7.4
Distributions on convertible preferred securities of trust	—	(1.3)	—	(3.3)

Income (loss) from continuing operations	$11.4	$(12.1)	$17.5	$(12.3)

Segment ROS

	Quarters Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sealing Products	17.1%	12.2%	15.2%	11.6%
Engineered Products	9.4%	10.6%	10.0%	10.3%

	12.8%	11.3%	12.3%	10.9%

Note: During 2002, operating responsibility for a business within the Sealing Products segment was transferred to the Engineered Products segment. Historical segment information has been reclassified to conform with this internal organizational change.

Non-GAAP Supplemental Financial Measures
Reconciliation of GAAP Net Income (Loss) to Non-GAAP “As Adjusted”
Net Income (Unaudited)

     To assist in understanding the performance of our operations, we present supplemental financial measures in a manner consistent with what we believe our results would have been had we been an independent public company during the quarter and six months ended June 30, 2002. The measures do not conform to U.S. generally accepted accounting principles, or GAAP. Earnings or losses as a result of these measures are referred to as “as adjusted.” While we believe that these measures are useful aids in understanding our results in the periods shown and we use these measures to evaluate our performance, they should be used only in conjunction with results presented in accordance with GAAP. A table reconciling the “as adjusted” results with the most comparable GAAP measurement follows.

     On May 31, 2002, Goodrich Corporation (“Goodrich”) completed the tax-free spin-off of its Engineered Industrial Products (“EIP”) business to its shareholders (the “Distribution”). Prior to the Distribution, Coltec Industries Inc (“Coltec”), which at that time was a Goodrich subsidiary, owned the EIP business and an aerospace business (“Coltec Aerospace”). During May 2002, Coltec transferred to Goodrich, by way of a dividend, all of the assets, liabilities and operations of Coltec Aerospace. Upon the Distribution, Coltec became a wholly owned subsidiary of EnPro. The financial results prior to the Distribution include the results of Coltec Aerospace and certain other assets and liabilities (and the associated income and expenses) that were retained by Goodrich and not distributed as part of the Distribution.

     In addition, while a part of Goodrich, Coltec was allocated a portion of certain headquarters expenses. These expenses were not representative of the level that would have been incurred had Coltec operated as an independent public company during that period.

     During the second quarter of 2002, the Company recorded pre-tax charges of a non-operating nature totaling $25.2 million, or $15.8 million after tax. These charges consisted of two primary components.

     First, in connection with the Distribution, the Company conducted a review of its process for managing and estimating environmental liabilities. As a result of changes in the Company’s strategies growing out of this review, and in light of recent developments at a number of environmental sites associated with previously divested businesses, the Company increased its environmental reserves by $12 million to reflect an increase in the estimated costs to remediate those sites.

     Second, based on new information in the quarter ended June 30, 2002, the Company revised the estimated costs associated with an adverse court ruling during 2002 related to severance owed as a result of the closing of a plant in 1982. The Company increased its reserve for the case by $11 million in the quarter ended June 30, 2002.

     In March 2002, the Company purchased call options on Goodrich common stock to provide protection against the risk that the cash required to finance conversion of the convertible preferred securities (“TIDES”) into Goodrich common stock would exceed the liquidation value of the TIDES. The call options are a derivative instrument and are carried at fair value on the Company’s balance sheets. Changes in fair value are reflected in income. During the quarter and six months ended June 30, 2003, the Company recorded a $1.0 million increase and a $0.2 million decline, respectively, in the fair value of these call options. During the quarter and six months ended June 30, 2002, the Company recorded a $5.1 million decline in the fair value of these call options.

With respect to the amounts described above, we believe that:

1.	the magnitude of the items is such that it is important for readers of our Condensed Consolidated Financial Statements (Unaudited) to be aware of these items and the effect that they had on net income (loss) during the periods presented; and

2.	with respect to the mark-to-market adjustment on our call options on Goodrich common stock, the expense we recognized does not involve an additional cash outlay and is driven by changes in the Goodrich stock price that have no bearing on our operating activities.

     Based on the factors cited above, we believe that it is helpful in understanding the ongoing operating results to provide non-GAAP supplemental financial measures showing the GAAP results adjusted to eliminate the impact of income and expenses associated with assets and liabilities retained by Goodrich that will have no bearing on our ongoing results in the future. In addition, we believe that the non-GAAP supplemental financial measures are more meaningful if the operating results are further adjusted to approximate what they would have been had we operated as an independent public company during all periods presented, and if we exclude from the GAAP results those items that are not representative of our ongoing operational activities.

EnPro Industries, Inc.

Non-GAAP Supplemental Financial Measures — As Adjusted (Unaudited)

For the Quarters and Six Months Ended June 30, 2003 and 2002
(Stated in Millions of Dollars)

	Quarters Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

GAAP net income (loss)	$11.4	$(1.3)	$17.5	$(2.7)
Eliminate items included in GAAP results (net of tax):
Mark-to-market adjustment for call options (1)	(0.7)	3.2	0.1	3.2
Other (income) expenses (2)	(0.3)	15.8	(0.3)	15.8
Income tax expense (3)	(0.5)	—	(0.7)	—
Results of discontinued operations	—	(10.8)	—	(24.2)
Cumulative effect of a change in accounting principle	—	—	—	14.6
Interest expense on debt retained by Goodrich	—	0.6	—	5.4
Add items not included in GAAP results (net of tax):
Corporate administrative costs (4)	—	0.5	—	(0.8)

Non-GAAP “as adjusted” net income	$9.9	$8.0	$16.6	$11.3

EPS — GAAP (basic)	$0.57	$(0.06)	$0.87	$(0.14)

EPS — GAAP (diluted)	$0.56	$(0.06)	$0.86	$(0.14)

EPS — non-GAAP “as adjusted” (basic)	$0.49	$0.40	$0.82	$0.56

EPS — non-GAAP “as adjusted” (diluted)	$0.48	$0.40	$0.81	$0.56

(1)	Represents the net of tax charge (credit) for the mark-to-market adjustments for the call options on Goodrich common stock.

(2)	Represents the net of tax impact of the non-operating amounts discussed previously.

(3)	Represents a reduction in the current year effective tax rate for a tax refund from prior years related to a previously owned business, which was received in the first quarter of 2003. Also includes a reimbursement from Goodrich received in the second quarter of 2003 related to a pre-Distribution tax matter that reduces the current year effective tax rate.

(4)	Represents management’s estimate of the additional costs that would have been incurred had we operated as an independent public company prior to the Distribution.